Exhibit 99.1

Adaptimmune and GSK expand Strategic Immunotherapy Collaboration

•                  Agreement accelerates development of Adaptimmune’s lead T-cell therapy targeting NY-ESO-1 toward pivotal trials

•                  Creates opportunity for up to eight combination studies

LONDON, UK, Philadelphia, Pa. and Oxford, UK, February 2, 2016 — Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in the use of T- cell receptor (TCR) engineered T-cell therapy to treat cancer, and GlaxoSmithKline plc (LSE/NYSE: GSK) today announced that the companies have expanded the terms of their strategic collaboration agreement to accelerate Adaptimmune’s lead clinical cancer program, an affinity enhanced T-cell immunotherapy (GSK3377794) targeting NY-ESO-1, toward pivotal trials in synovial sarcoma.

Adaptimmune and GSK announced a strategic collaboration and licensing agreement in June 2014 for up to five programs, including the lead NY-ESO TCR program. GSK has an option on the NY-ESO-1 program through clinical proof of concept and, on exercise, will assume full responsibility for the program.

“We are delighted to broaden our collaboration with GSK, which is also fully committed to the development of this revolutionary T-cell therapy,” commented James Noble, Adaptimmune’s Chief Executive Officer. “We believe that our affinity enhanced T-cell programs have the potential to deliver important clinical benefit to cancer patients, and it is therefore essential that we accelerate our efforts to meet their needs. We are working closely with GSK to expedite development of our affinity enhanced T-cell therapy targeting NY-ESO, and if we succeed in generating pivotal data consistent with that of our ongoing studies, we believe it has the potential to be the first engineered T-cell therapy to reach the market.”

Dr. Axel Hoos, SVP Oncology R&D GSK said, “At GSK we’re progressing a pipeline of immuno-oncology therapies to stimulate anti-tumor immunity in patients. As we highlighted to investors at our R&D event last year, this Adaptimmune collaboration is a key element of that pipeline and is part of a comprehensive program for cell and gene therapy. With this expanded collaboration, we have the opportunity to accelerate the lead program in synovial sarcoma toward pivotal trials and also to investigate several other tumor types and combine the T-cell therapy with immune-modulating therapies such as checkpoint inhibitors.”

Under the terms of the expanded agreement, the companies will accelerate the development of Adaptimmune’s NY-ESO therapy into pivotal studies in synovial sarcoma and will explore development in myxoid round cell liposarcoma. Additionally, the companies may initiate up to eight proof-of-principle studies exploring combinations with other therapies, including checkpoint inhibitors.

According to the expanded development plan, the studies will be conducted by Adaptimmune with GSK effectively funding the pivotal studies and sharing the costs of the combination studies via a success based milestone structure.

Previous guidance relating to the collaboration disclosed potential cash payments to Adaptimmune of approximately $350m over the first 7 years from 2014 in relation to NY-ESO and two further programs. Given the changes announced today, and the advances made across the collaboration, Adaptimmune is updating and expanding this disclosure. Under the terms of the expanded agreement, the potential development milestones Adaptimmune is eligible to receive solely in relation to the NY-ESO program could amount to approximately $500 million, excluding previously received payments, if GSK exercises its option and successfully develops NY-ESO in more than one indication and more than one Human Leukocyte Antigen (HLA) type.  In addition, Adaptimmune would receive tiered sales milestones and, as previously disclosed, mid-single to low double digit royalties on worldwide net sales. GSK has the right to nominate up to four additional targets in due course and Adaptimmune is eligible to receive further significant undisclosed milestone payments in relation to these earlier stage target programs.

Adaptimmune has also reiterated its prior cash burn guidance, which remains unchanged as the majority of the expansion and acceleration costs will be funded by GSK. For the full year 2016, the company expects its cash burn to be between $80 and $100 million, excluding cash burn associated with business development activities, and expects its cash position at December 31, 2016, including cash, cash equivalents, and short term deposits, to be at least $150 million.

About affinity enhanced T-cell candidates

Adaptimmune’s affinity enhanced T-cell candidates are novel cancer immunotherapies that have been engineered to target and destroy cancer cells by strengthening a patient’s natural T-cell response. Using its proprietary technology, Adaptimmune has created a pipeline of affinity enhanced T-cell therapies targeting certain antigens, including cancer testis antigens such as NY-ESO.  NY-ESO-1 is one of the best-characterized and most immunogenic cancer testis antigens, and is frequently expressed by tumors of different origins and in advanced tumors. The company’s trials in the NY-ESO-1 program in multiple myeloma, melanoma, sarcoma and ovarian cancer continue to generate encouraging results.

About Adaptimmune

Adaptimmune is a clinical stage biopharmaceutical company focused on novel cancer immunotherapy products based on its T-cell receptor (TCR) platform. Established in 2008, the company aims to utilize the body’s own machinery - the T-cell - to target and destroy cancer cells by using engineered, increased affinity TCRs as a means of strengthening natural patient T-cell responses. Adaptimmune’s lead program is an affinity enhanced T-cell therapy targeting the NY-ESO cancer antigen. Its NY-ESO TCR affinity enhanced T-cell therapy has demonstrated signs of efficacy and tolerability in Phase 1/2 trials in solid tumors and in hematologic cancer types, including synovial sarcoma and multiple myeloma. In addition, Adaptimmune has a number of proprietary programs. The company has identified over 30 intracellular target peptides preferentially expressed in cancer cells and is currently progressing 12 through unpartnered research programs. Adaptimmune has over 200 employees and is located in Oxfordshire, U.K. and Philadelphia, USA. For more information: http://www.adaptimmune.com

GSK — one of the world’s leading research-based pharmaceutical and healthcare companies — is committed to improving the quality of human life by enabling people to do more, feel better and live longer.  For further information please visit www.gsk.com.

Cautionary statement regarding forward-looking statements

GSK cautions investors that any forward-looking statements or projections made by GSK, including those made in this announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Such factors include, but are not limited to, those described under Item 3.D ‘Risk factors’ in the company’s Annual Report on Form 20-F for 2014.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Annual Report on Form 20-F filed with the Securities and Exchange Commission on  October 13, 2015. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts

Will Roberts

Vice President, Investor Relations

T:  (215) 825-9306

E: will.roberts@adaptimmune.com

Margaret Henry

Head of PR

T: +44 (0)1235 430036

Mob: +44 (0)7710 304249

E: margaret.henry@adaptimmune.com